RESCISSION AGREEMENT


      This Rescission Agreement is effective as of March 7, 2000, by and between HIV-VAC, Inc. (hereinafter "HIV") and Debra Nicholsen and Anthony N. DeMint, (hereinafter "Nicholsen & DeMint"); collectively the Parties.

                            Recitals

      WHEREAS, the Parties entered into a Stock Purchase Agreement (the "Agreement") on the 23rd day of February 2000, for purposes of effectuating the eligibility requirements of the NASD OTC:BB for HIV. Pursant to the terms and conditions of the Agreement HIV was acquiring 100% of the issued and outstanding shares of Central America Fuel Technology, Inc.

      WHEREAS, as the result of certain accounting issues between the respective companies, HIV and Central America Fuel Technology, Inc., it was determined that the transaction should be rescinded.

      NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. HIV shall return to Anthony DeMint, 100% of the issued and outstanding shares of common stock of Central America Fuel Technology, Inc.
2. Nicholsen & DeMint shall retain any consideration paid for in the Agreement in exchange for DeMint assisting HIV in its merger with Lifeplan, Inc.
3. Authority to Execute. The parties herein represent that they have the authority to execute this Agreement.
4. Singular, Plural and Gender Interpretation. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.
5. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.
6. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by each party and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing
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  party or in such proportions as the arbitrator shall conclusively decide.
7. Counterparts. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.
8. Attorney's Fees and Costs. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.
9. Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of Nevada.
10. Notice. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten
  (10) days in advance of the date upon which such change of address shall be effective.

      IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

HIV-VAC, INC.

                                  /s/ Debra Nicholson
                                      Debra Nicholson

/s/ Kevin Murray                 /s/ Anthony DeMint
Kevin Murray                         Anthony N. DeMint